Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Newbury Street Acquisition Corporation,
as the Purchaser,

Infinite Reality Holdings, Inc.,
as Pubco,

Infinity Purchaser Merger Sub Inc.,
as Purchaser Merger Sub,

Infinity NBIR Company Merger Sub Inc.,
as Company Merger Sub,

and

Infinite Reality, Inc.,
as the Company

Dated as of December 12, 2022

TABLE OF CONTENTS

ARTICLE I MERGERS		2

1.1	The Purchaser Merger	2

1.2	The Company Merger	2

1.3	Effective Time	3

1.4	Effect of the Mergers	3

1.5	Governing Documents	3

1.6	Directors and Officers of the Surviving Subsidiaries	3

1.7	Pre-Closing Company Exchanges	4

1.8	Effect of Purchaser Merger on Issued and Outstanding Securities of the Purchaser and Purchaser Merger Sub	4

1.9	Effect of Company Merger on Issued Securities of the Company and Company Merger Sub	5

1.10	Effect of Mergers on Issued and Outstanding Securities of Pubco	6

1.11	Exchange Procedures.	7

1.12	Withholding	9

1.13	Tax Consequences	10

1.14	Taking of Necessary Action; Further Action	10

1.15	Appraisal and Dissenter’s Rights	10

ARTICLE II CLOSING		10

2.1	Closing	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		11

3.1	Organization and Standing	11

3.2	Authorization; Binding Agreement	11

3.3	Governmental Approvals	12

3.4	Non-Contravention	12

3.5	Capitalization	13

3.6	SEC Filings and Purchaser Financials	14

3.7	Absence of Certain Changes	16

3.8	Compliance with Laws	16

3.9	Actions; Orders; Permits	16

3.10	Taxes and Returns	16

3.11	Employees and Employee Benefit Plans	18

3.12	Properties	18

i

3.13	Material Contracts	18

3.14	Transactions with Affiliates	19

3.15	Investment Company Act	19

3.16	Finders and Brokers	19

3.17	Certain Business Practices	19

3.18	Insurance	20

3.19	Purchaser Trust Account	20

3.20	Lock-Up Agreements	20

3.21	Independent Investigation	20

3.22	Exclusivity of Representations and Warranties	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS		22

4.1	Organization and Standing	22

4.2	Authorization; Binding Agreement	22

4.3	Governmental Approvals	22

4.4	Non-Contravention	23

4.5	Capitalization	23

4.6	Ownership of Exchange Shares	23

4.7	Pubco and Merger Sub Activities	24

4.8	Finders and Brokers	24

4.9	Investment Company Act	24

4.10	Exclusivity of Representations and Warranties	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25

5.1	Organization and Standing	25

5.2	Authorization; Binding Agreement	26

5.3	Capitalization	26

5.4	Subsidiaries	28

5.5	Governmental Approvals	29

5.6	Non-Contravention	29

5.7	Financial Statements	30

5.8	Absence of Certain Changes	31

5.9	Compliance with Laws	32

5.10	Company Permits	32

5.11	Litigation	32

5.12	Material Contracts	32

5.13	Intellectual Property	35

5.14	Taxes and Returns	39

5.15	Real Property	40

5.16	Title to and Sufficiency of Assets	40

5.17	Employee Matters	41

5.18	Benefit Plans	42

5.19	Environmental Matters	45

5.20	Transactions with Related Persons	45

5.21	Insurance	46

5.22	Certain Business Practices	46

5.23	Investment Company Act	47

5.24	Finders and Brokers	47

5.25	Independent Investigation	47

5.26	Exclusivity of Representations and Warranties	47

ARTICLE VI COVENANTS		48

6.1	Extension of Time to Consummate a Business Combination.	48

6.2	Access and Information	50

6.3	Conduct of Business of the Company	51

6.4	Conduct of Business of the Purchaser	54

6.5	Additional Financial Information	57

6.6	Purchaser Public Filings	57

6.7	No Solicitation	57

6.8	No Trading	60

6.9	Notification of Certain Matters	60

6.10	Efforts	60

6.11	Tax Matters	63

6.12	The Registration Statement	63

6.13	Required Company Stockholder Approval	65

6.14	Public Announcements	66

6.15	Confidential Information	66

6.16	Post-Closing Board of Directors and Executive Officers	67

6.17	Indemnification of Directors and Officers; Tail Insurance	68

6.18	Trust Account Proceeds	68

6.19	Financing Transaction	69

6.20	Pubco Incentive Equity Plan	69

6.21	Voting Agreements; Sponsor Letter Agreement	69

6.22	Certain Ancillary Agreements	70

ARTICLE VII CLOSING CONDITIONS		70

7.1	Conditions to Each Party’s Obligations	70

7.2	Conditions to Obligations of the Company	71

7.3	Conditions to Obligations of the Purchaser Parties	73

7.4	Frustration of Conditions	74

ARTICLE VIII TERMINATION AND EXPENSES		74

8.1	Termination	74

8.2	Effect of Termination	76

8.3	Fees and Expenses	77

8.4	Survival	78

ARTICLE IX WAIVERS AND RELEASES		78

9.1	Waiver of Claims Against Trust	78

ARTICLE X MISCELLANEOUS		79

10.1	Notices	79

10.2	Binding Effect; Assignment	80

10.3	Third Parties	80

10.4	Governing Law; Jurisdiction	80

10.5	WAIVER OF JURY TRIAL	80

10.6	Specific Performance	81

10.7	Severability	81

10.8	Amendment	81

10.9	Waiver	82

10.10	Entire Agreement	82

10.11	Interpretation	82

10.12	Counterparts	83

10.13	Legal Representation	83

10.14	No Recourse	84

ARTICLE XI DEFINITIONS		85

11.1	Certain Definitions	85

11.2	Section References	97

EXHIBIT A	1

EXHIBIT B	2

EXHIBIT C	3

EXHIBIT D	4

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 12, 2022 by and among (i) Newbury Street Acquisition Corporation, a Delaware corporation (the “Purchaser”), (ii) Infinite Reality Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) Infinity Purchaser Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Infinity NBIR Company Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs,” and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), and (v) Infinite Reality, Inc., a Delaware corporation (the “Company”). The Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.            Pubco is a newly incorporated Delaware corporation that is wholly owned by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below).

B.            Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with holders of common stock of the Purchaser (other than the Sponsor (as defined below) and EarlyBirdCapital, Inc., solely with respect to the Founder Shares held by them) receiving Pubco Units (as defined below), (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the Purchaser Merger, the “Mergers”), and with holders of common stock of the Company receiving shares of common stock of Pubco, holders of Company Options (as defined below) receiving Assumed Options (as defined below) and holders of Company Warrants (as defined below) receiving Assumed Warrants (as defined below), and (iii) following the Mergers, the Purchaser and the Company will become direct wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

C.            The board of directors of the Company (the “Company Board”) has (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including the Company Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger (such recommendation, the “Company Board Recommendation”);

D.            The boards of directors of Pubco, the Purchaser and the Merger Subs have each (i) determined that the Mergers are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement, the Ancillary Documents to which each of them is or will be a party and the transactions contemplated hereby and thereby, including the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers;

E.             Simultaneously with the execution and delivery of this Agreement, the Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Common Stock (as defined herein), pursuant to which, among other things, each such holder has agreed to vote in favor of this Agreement and the Company Merger, on the terms and subject to the conditions set forth in the Voting Agreements;

F.             Simultaneously with the execution and delivery of this Agreement, the Purchaser has received the sponsor letter agreement in substantially the form attached hereto as Exhibit B (the “Sponsor Letter Agreement”) signed by the Sponsor and the Purchaser, pursuant to which, among other things, the Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the Purchaser Merger) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

G.            The Parties intend that, for U.S. federal income tax purposes, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Mergers, together, will qualify as a transaction described in Section 351 of the Code; and

H.            Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1           The Purchaser Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”), Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease and the Purchaser shall continue as the surviving corporation in the Purchaser Merger. The Purchaser as the surviving corporation after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Subsidiary” (provided, that references to the Purchaser for periods after the Effective Time shall include Purchaser Surviving Subsidiary).

1.2           The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary), and together with Purchaser Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term Purchaser Parties for purposes of this Agreement).

1.3            Effective Time. Subject to the conditions of this Agreement, the Parties shall (i) cause the Purchaser Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser and executed by Purchaser Merger Sub and the Purchaser (the “Purchaser Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser and executed by the Company and Company Merger Sub (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Purchaser Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4            Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Purchaser Certificate of Merger, the Company Certificate of Merger and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.5            Governing Documents. At the Effective Time, (i) each of the certificate of incorporation and bylaws of Purchaser Merger Sub shall become the certificate of incorporation and bylaws of Purchaser Surviving Subsidiary, respectively, until thereafter changed or amended as provided therein or by applicable Law and (ii) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of incorporation and the bylaws of Company Surviving Subsidiary, respectively, until thereafter changed or amended as provided therein or by applicable Law.

1.6            Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of Company Merger Sub and Purchaser Merger Sub shall be the initial board of directors and executive officers of the Company Surviving Subsidiary and the Purchaser Surviving Subsidiary, respectively, each to hold office in accordance with the respective certificates of incorporation and bylaws of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.7            Pre-Closing Company Exchanges. The Company shall use its commercially reasonable efforts to cause the holders of Company Convertible Instruments to convert all of their Company Convertible Instruments into shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Convertible Instruments (the “Company Exchanges”) prior to the Effective Time, provided, that to the extent that a Target Company has the right or the option to cause the conversion of a Company Convertible Instrument into shares of Company Common Stock, the Company shall exercise such right or option on or prior to the Closing Date.

1.8            Effect of Purchaser Merger on Issued and Outstanding Securities of the Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger, and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a)            Purchaser Units.

(i)            At the Effective Time, every issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one-half of one (1/2) Purchaser Public Warrant, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(ii)            At the Effective Time, every issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one-half of one (1/2) Purchaser Private Warrant, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b)            Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than Excluded Shares described in Section 1.8(d) below, but including those described in Section 1.8(a)(i) above) shall be converted automatically into and thereafter represent the right to receive a unit (each, a “Pubco Unit”) consisting of (i) one share of Pubco Common Stock and (ii) one CVR for each one whole share of Pubco Common Stock issued pursuant to Section 1.8(b)(i); provided, however, that each Founder Share shall convert solely into the right to receive one share of Pubco Common Stock. Following the Effective Time, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Purchaser Common Stock, except as provided herein or under applicable Law.

(c)            Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of Purchaser Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(d)            Excluded Shares. At the Effective Time, each Excluded Share shall be surrendered and cancelled and shall cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(e)            Purchaser Merger Sub Stock. At the Effective Time, each share of common stock of Purchaser Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Purchaser Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Purchaser Surviving Subsidiary.

1.9            Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a)            Company Common Stock. Subject to clause (b) below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of Pubco Common Stock equal to the result obtained by dividing the Per Share Price by the Redemption Price (the “Conversion Ratio”). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary (other than the rights set forth in Section 1.9(d) below).

(b)            Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Common Stock that are owned by the Company as treasury shares or owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Common Stock shall be canceled and shall cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(c)            Company Options and Company Warrants.

(i)             Each outstanding Company Option (whether vested or unvested) shall be assumed by Pubco and automatically converted into an option for shares of Pubco Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and Pubco shall not issue any new awards under the Company Equity Plan.

(ii)            Each outstanding Company Warrant shall be assumed by Pubco and automatically converted into a warrant for shares of Pubco Common Stock (each, an “Assumed Warrant”), subject to the terms and conditions of the Company Warrant (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Warrant shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Warrant.

(d)            Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.15 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.15.

(e)            Company Merger Sub Shares. At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Subsidiary.

1.10          Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and no consideration will be delivered or deliverable in exchange therefor.

1.11          Exchange Procedures.

(a)            As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Purchaser, the Company and Pubco, shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) collecting letters of transmittal and other documents from the holders of Purchaser Common Stock and Company Common Stock; (ii) exchanging each share of Purchaser Common Stock and Company Common Stock on the stock transfer books of the Purchaser and the Company, respectively, that is outstanding immediately prior to the Effective Time for the consideration issuable in respect of such Purchaser Common Stock and Company Common Stock, as applicable, pursuant to Sections 1.8(b) and 1.9(a), as applicable (in each case, after giving effect to any required Tax withholding as provided under Section 1.12) and on the terms and subject to the other conditions set forth in this Agreement; and (iii) exchanging each Purchaser Warrant on the stock transfer books of the Purchaser immediately prior to the Effective Time for the Pubco Public Warrants and the Pubco Private Warrants issuable in respect of such Purchaser Warrants pursuant to Section 1.11(c) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Pubco, Purchaser and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in any case, such agreement not to be unreasonably withheld, conditioned or delayed), and Pubco, Purchaser and the Company shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b)            At the Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Purchaser Common Stock, Purchaser Warrants and Company Common Stock, and for exchange in accordance with this Section 1.11 through the Exchange Agent, (i) evidence of Pubco Units or Pubco Common Stock, as applicable, in book entry form representing the aggregate consideration issuable pursuant to Sections 1.8(b) and 1.9(a) in exchange for the Purchaser Common Stock and Company Common Stock outstanding immediately prior to the Effective Time and (ii) evidence of Pubco Warrants in book entry form representing the Pubco Warrants issuable pursuant to Section 1.8(c) in exchange for the Purchaser Warrants, in each case after giving effect to any required Tax withholding as provided under Section 1.12. All (i) Pubco Units and Pubco Common Stock in book entry form representing the aggregate consideration issuable pursuant Sections 1.8(b) and 1.9(a) deposited with the Exchange Agent and (ii) Pubco Warrants in book entry form representing the Pubco Warrants issuable pursuant to Section 1.8(c) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund.”

(c)            Promptly after the Effective Time, the Exchange Agent shall send to each holder of Company Common Stock and to each holder of Purchaser Common Stock and/or Purchaser Warrants a letter of transmittal for use in exchanging Company Common Stock, Purchaser Common Stock and/or Purchaser Warrants, as applicable, in a form satisfactory to the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of book entry shares or warrants in respect of the consideration to which such holder is entitled pursuant to this Article I shall be effected, and risk of loss and title shall pass, only upon proper delivery of a duly executed Letter of Transmittal and Purchaser Certificate and/or Company Certificate (or a Lost Certificate Affidavit), as applicable, together with such other documents as may reasonably be requested by the Exchange Agent, to the Exchange Agent) for use in such exchange. Until so surrendered, each Purchaser Certificate and each Company Certificate shall represent after the Effective Time for all purposes only the right to receive the consideration attributable to such Purchaser Certificate and such Company Certificate pursuant to this Article I. Upon surrender to the Exchange Agent of: (i) any stock certificates or other instruments representing the Purchaser Common Stock and/or Purchaser Warrants, if any, or book entry shares or warrants representing the Purchaser Common Stock and/or Purchaser Warrants held by such holder (collectively, the “Purchaser Certificates”); (ii) any stock certificates or other instruments representing the Company Common Stock, if any, or book entry shares representing the Company Common Stock (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Purchaser Certificate or Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.11(g), for cancellation; (iii) a duly executed Letter of Transmittal; and (iv) any related documentation reasonably requested by the Exchange Agent in connection therewith, each such holder shall be entitled to receive in exchange therefore, and the Exchange Agent shall issue in book entry form, the consideration payable pursuant to the provisions of this Article I.

(d)            If shares of Pubco Common Stock or Pubco Units are to be issued in a name other than that in which the Company Certificates or Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Company Certificates or Purchaser Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Exchange Agent any transfer or other taxes required by reason of the issuance of the shares of Pubco Common Stock and Pubco Units in any name other than that of the registered holder of the Company Certificates or Purchaser Certificates surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)            If the Pubco Warrants are to be issued in a name other than that in which the Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Purchaser Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Exchange Agent any transfer or other taxes required by reason of the issuance of Pubco Warrants in any name other than that of the registered holder of the Purchaser Certificates surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f)            Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Pubco Common Stock.

(g)            In the event any Company Certificate or Purchaser Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or Purchaser Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or Purchaser Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock, Pubco Units or Pubco Warrants, as applicable, for which such lost, stolen or destroyed Company Certificates or Purchaser Certificates are exchangeable at the Effective Time.

(h)            No interest will be paid or accrued on the Pubco Common Stock, the Pubco Units or the Pubco Warrants to be issued pursuant to this Article I (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.11, (i) each share of Purchaser Common Stock shall solely represent the right to receive the number of shares of Pubco Common Stock or the number of Pubco Units that such share of Purchaser Common Stock is entitled to receive pursuant to Section 1.8(b), as applicable, (ii) each Purchaser Warrant shall solely represent the right to receive the Pubco Warrants that such Purchaser Warrant is entitled to receive pursuant to Section 1.8(c), and (iii) each share of Company Common Stock shall solely represent the right to receive the number of shares of Pubco Common Stock that such share of Company Common Stock is entitled to receive pursuant to Section 1.9(a).

(i)            At the Effective Time, the stock transfer books of the Purchaser and the Company shall be closed and there shall be no transfers of Purchaser Common Stock, Purchaser Warrants or Company Common Stock that were outstanding immediately prior to the Effective Time.

(j)            Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders and the Purchaser Stockholders twelve (12) months following the Closing Date shall be delivered to Pubco or as otherwise instructed by Pubco, and any Company Stockholder or Purchaser Stockholder who has not exchanged his, her or its Purchaser Common Stock, Purchaser Warrants or Company Common Stock, as applicable, for the Pubco Common Stock, Pubco Units or Pubco Warrants, as applicable, in accordance with this Section 1.11 prior to that time shall thereafter look only to Pubco for the issuance of the Pubco Common Stock, Pubco Units or Pubco Warrants, as applicable, without any interest thereon. None of Pubco, the Surviving Subsidiaries or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Common Stock, Pubco Units or Pubco Warrants remaining unclaimed by the Company Stockholders or the Purchaser Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Pubco, free and clear of any claims or interest of any Person previously entitled thereto.

1.12         Withholding. Each of the Purchaser, the Company, Pubco, and the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

1.13         Tax Consequences. It is intended by the Parties that, for U.S. federal income tax purposes, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Mergers, together, will qualify as a transaction described in Section 351 of the Code.

1.14         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Purchaser Surviving Subsidiary, Company Surviving Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.15         Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Common Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the merger consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Pubco prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal. The Company shall direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL.

Article II
CLOSING

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, after all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, that any item disclosed in the Purchaser Disclosure Schedules corresponding to any Section or subsection of this Article III shall be deemed to have been disclosed with respect to every other section and subsection of Article III or Article IV where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company as follows:

3.1           Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2           Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Purchaser Board in accordance with the Purchaser’s Organizational Documents, the DGCL, and any other applicable Law or any Contract to which the Purchaser or any of its shareholders is a party or by which it or its securities are bound, and other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Purchaser Stockholder Approval, this Agreement has been, and each Ancillary Document to which the Purchaser is or will be a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3            Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser, is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) filing of the Purchaser Certificate of Merger and the Company Certificate of Merger.

3.4            Non-Contravention. Except as otherwise described in Schedule 3.4 and subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is or will be a party or otherwise bound, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not:

(a)            conflict with or violate any provision of, or result in a breach of the Purchaser’s Organizational Documents;

(b)            contravene or conflict with or violate any provisions of any Law, Order or Consent binding upon or applicable to the Purchaser or any of its properties or assets;

(c)            (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or material modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination, cancellation, material modification, suspension, revocation, material amendment or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or materially modify any right, benefit, obligation or other term under, in the case of each of (i) through (ix) of this Section 3.4(c), any of the terms, conditions or provisions of, any Purchaser Material Contract; or

(d)            result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of the Purchaser;

except for any deviations from any of Section 3.4(b) or Section 3.4(d) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5            Capitalization.

(a)            The Purchaser is authorized to issue 100,000,000 shares of Purchaser Common Stock and 1,000,000 shares of preferred stock, par value of $0.0001 per share, of the Purchaser (the “Purchaser Preferred Shares”). The issued and outstanding Purchaser Securities are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Securities (other than the Purchaser Warrants) are duly authorized, validly issued, fully paid and non-assessable and (i) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right or (ii) were not issued, granted, offered or sold in violation of any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser Warrants are legally binding obligations of the Purchaser enforceable in accordance with their terms. None of the outstanding shares or other Purchaser Securities has been granted, offered, sold or issued in violation of any applicable securities Laws.

(b)            Except as set forth in Schedule 3.5(a) and Schedule 3.5(b)(i) there are no Equity Securities of the Purchaser, whether or not outstanding. Except as set forth in Schedule 3.5(a) and Schedule 3.5(b)(i) there are no (i) outstanding options, restricted stock, phantom stock, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights on any matter for which Purchaser Stockholders may vote or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), in each case of (i), (ii), and (iii), (A) relating to the issued or unissued shares of the Purchaser, (B) obligating the Purchaser to issue, transfer, deliver, sell or repurchase or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except for the Sponsor Letter Agreement or as set forth on Schedule 3.5(b)(ii), there are no shareholders agreements, voting agreements, proxies, registration rights agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser. Other than Pubco and the Merger Subs, the Purchaser does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

(c)            All Indebtedness of the Purchaser is disclosed on Schedule 3.5(c).

(d)            Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement or in connection with the Redemption, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser Board has not authorized any of the foregoing.

3.6            SEC Filings and Purchaser Financials.

(a)            The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and the Purchaser has not taken any action prohibited by Section 402 of SOX. Except to the extent available on the SEC’s website through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above and any amendments thereto, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC staff (the “SEC April Warrant Statement”), (B) the Purchaser’s accounting or classification of the Purchaser Common Stock as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A)-(C), collectively, the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Purchaser’s periodic reports as they come due, as of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock, and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)            Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act. Such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.

(c)            Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except, in the case of audited financial statements, as may be indicated in the notes thereto, and in the case of unaudited quarterly financial statements, subject to normal year-end audit adjustments and the omission of notes and audit adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)            Except for any SEC SPAC Accounting Changes, and except as to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations, that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business, (ii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser. The Purchaser has no off-sheet balance sheet arrangements.

(e)            There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

3.7            Absence of Certain Changes. Except as set forth in Schedule 3.7 or expressly required pursuant to this Agreement, the Purchaser has, since its incorporation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for a Business Combination (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities. Since January 1, 2022, the Purchaser has (a) not been subject to a Material Adverse Effect, (b) not incurred Indebtedness and (c) not taken any action or committed or agreed to take any action that would be prohibited by items (ix), (xi), (xii), (xiv) or (xvi) of Section 6.4(b) if such action were taken on or after the date hereof without the consent of the Company, other than in connection with the formation of Pubco and the Merger Subs.

3.8            Compliance with Laws. The Purchaser has not, and has not since its incorporation been, in material conflict or material non-compliance with, or in material default or violation of, any Laws applicable to it, nor has the Purchaser received, since its incorporation, any written or, to the Knowledge of the Purchaser, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.9            Actions; Orders; Permits.

(a)            There is no (i) material Action of any nature currently pending or, to the Knowledge of the Purchaser, threatened, and no such material Action has been brought or, to the Knowledge of the Purchaser threatened since the incorporation of the Purchaser to which the Purchaser is subject, or (ii) material Order now pending or outstanding or that was rendered by a Governmental Authority to which the Purchaser is subject, in either case of (i) or (ii) by or against the Purchaser, its current or former directors, officers or equity holders, or otherwise affecting the Purchaser or its business, equity securities or assets. Since the incorporation of the Purchaser, none of the officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

(b)            The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Purchaser Permits”). All of the Purchaser Permits are in full force and effect, and no suspension or cancellation of any of the Purchaser Permits is pending or, to the Knowledge of the Purchaser, threatened. The Purchaser is not in violation in any material respect of the terms of any Purchaser Permit and the Purchaser has not received any written or, to the Knowledge of the Purchaser, oral notice of any Actions relating to the revocation or modification of any Purchaser Permit.

3.10            Taxes and Returns.

(a)            The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it as of the date hereof (taking into account any valid extension of time within which to file), which Tax Returns are accurate and complete in all material respects. The Purchaser has paid all material Taxes required to be paid as of the date hereof to avoid penalties or charges for late payment, except with respect to Taxes that are being contested in good faith, regardless of whether shown on a Tax Return.

(b)            The Purchaser has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other Third Party and (ii) remitted on a timely basis such amounts to the appropriate Governmental Authority.

(c)            There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is subject to taxation by that jurisdiction.

(d)            There is no material audit being conducted by any Tax authority nor has the Purchaser been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no material claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed material Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(e)            The Purchaser does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(f)            There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(g)            Other than any extensions or waivers obtained in the ordinary course of business, the Purchaser has no (i) outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes or (ii) outstanding requests for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any Tax Return.

(h)            The Purchaser has not (i) changed any material Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for a material Tax refund or (iv) entered into any closing agreement with respect to material Taxes.

(i)            The Purchaser has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(j)            The Purchaser does not have any Liability for the Taxes of another Person that is not adequately reflected in the Purchaser Financials (i) as a transferee or successor, or (ii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes that will be binding on the Purchaser with respect to any period following the Closing Date.

(k)            To the Knowledge of the Purchaser, the Purchaser: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; and (ii) is not and has not been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser is or was the common parent corporation.

(l)            To the Knowledge of the Purchaser, no fact or circumstance exists that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

3.11         Employees and Employee Benefit Plans. The Purchaser does not (a) have any employees or Liability to any former employee or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plan.

3.12         Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material personal property.

3.13         Material Contracts.

(a)            Except as set forth on Schedule 3.13(a), and other than this Agreement, the Ancillary Documents and any confidentiality or non-disclosure agreements, the Purchaser has filed as an exhibit to the SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Purchaser, is a party or by which any of its properties or assets may be bound, subject or affected (each, a “Purchaser Material Contract”).

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14         Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15         Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16         Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17         Certain Business Practices.

(a)            Neither the Purchaser, nor, to the Knowledge of the Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction.

(b)            The operations of the Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)            None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, the Crimean Region of Ukraine, Myanmar, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18         Insurance. Except for directors’ and officers’ liability insurance, the Purchaser does not maintain any insurance policies.

3.19         Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of approximately $129,100,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or in a cash bank account such as an interest or non-interest bearing checking or savings account, and held in trust by Continental pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by the Purchaser or, to the Knowledge of the Purchaser, by Continental. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or to the Knowledge of the Purchaser, that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Organizational Documents (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination), Governmental Authorities for Taxes or if the Purchaser fails to complete a Business Combination within the allotted time period set forth in the Organizational Documents of the Purchaser and liquidates the Trust Account, subject to the terms of the Trust Agreement, the Purchaser (in limited amounts to permit the Purchaser to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of the Purchaser) and then the Purchaser Stockholders) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement and the Purchaser Organizational Documents. There are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account.

3.20         Lock-Up Agreements. All existing lock-up agreements between the Purchaser and any of its stockholders or holders of any Purchaser Securities provide for a lock-up period that is in full force and effect.

3.21         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto.

3.22         Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ARTICLE IV AND THE ANCILLARY DOCUMENTS TO WHICH THE PURCHASER IS A PARTY, NONE OF THE PURCHASER, PUBCO, THE MERGER SUBS, ANY PURCHASER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ARTICLE IV OR THE ANCILLARY DOCUMENTS TO WHICH THE PURCHASER, PUBCO, OR MERGER SUBS IS A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, ANY SEC REPORTS, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE PURCHASER PARTIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PURCHASER PARTIES, ANY PURCHASER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS

Each of the Purchaser, Pubco and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:

4.1            Organization and Standing. Pubco, the Company Merger Sub and the Purchaser Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub on a timely basis to consummate the transactions contemplated by this Agreement. Pubco has heretofore made available to the Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Charter, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Merger Subs and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Subs is or will be a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3            Governmental Approvals. Except as otherwise set forth on Schedules 3.3 and 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) filing of the Purchaser Certificate of Merger and the Company Certificate of Merger, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or the Merger Subs on a timely basis to consummate the transactions contemplated by this Agreement.

4.4            Non-Contravention. Subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, the execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not:

(a)            subject to the adoption of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents;

(b)            contravene, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets;

(c)            (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination, cancellation, modification, suspension, revocation, amendment or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify, any right, benefit, obligation or other term under, in the case of each of (i) through (ix) of this Section 4.4(c), any of the terms, conditions or provisions of, any material Contract of such Party; or

(d)            result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such Party;

except for any deviations from any of Section 4.4(b) or Section 4.4(d) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the transactions contemplated by this Agreement.

4.5            Capitalization. All of the Equity Securities of Pubco are held by the Purchaser, and all of the Equity Securities of Merger Subs are held by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, (a) other than the Merger Subs, Pubco will not have any Subsidiaries or own any Equity Securities in any other Person and (b) the Merger Subs will not have any Subsidiaries or own any Equity Securities in any other Person.

4.6            Ownership of Exchange Shares. All shares of Pubco Common Stock and Pubco Units to be issued and delivered in accordance with Article I to the Purchaser Stockholders and the Company Stockholders shall be, upon issuance and delivery of such shares or units, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and upon issuance and delivery of such shares or units to the Purchaser Stockholders and the Company Stockholders, each Purchaser Stockholder and Company Stockholder shall have good and valid title to its portion of such shares or units, in each case, other than restrictions arising from applicable securities Laws, any Lock-Up Agreements, the Amended Pubco Charter, the provisions of this Agreement and any Liens incurred by the applicable Purchaser Stockholders or Company Stockholders. The issuance and sale of such shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7            Pubco and Merger Sub Activities. Since their incorporation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s one hundred percent (100%) ownership of the Merger Subs) and have no assets or Liabilities (other than de minimis Liabilities necessary to maintain their existence) except those incurred in connection with this Agreement and the Ancillary Documents to which they are or will be a party and the transactions contemplated by this Agreement and the Ancillary Documents, and, other than this Agreement and the Ancillary Documents to which they are or will be a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8            Finders and Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Merger Subs or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

4.9            Investment Company Act

. Pubco is not an “investment company,” a Person directly or indirectly controlled by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meanings of the Investment Company Act.

4.10          Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ARTICLE III AND THE ANCILLARY DOCUMENTS TO WHICH THE PURCHASER, PUBCO OR MERGER SUBS IS A PARTY, NONE OF THE PURCHASER, PUBCO, THE MERGER SUBS, ANY PURCHASER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ARTICLE III OR THE ANCILLARY DOCUMENTS TO WHICH THE PURCHASER, PUBCO OR THE MERGER SUBS IS A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, ANY SEC REPORTS, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE PURCHASER PARTIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PURCHASER PARTIES, ANY PURCHASER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, that any item disclosed in the Company Disclosure Schedules corresponding to any Section or subsection of this Article V shall be deemed to have been disclosed with respect to every other section and subsection of Article V where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure), the Company hereby represents and warrants to the Purchaser Parties as follows:

5.1            Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not have a Material Adverse Effect on the Company. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would have a Material Adverse Effect on the Company. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval and the applicable provisions of the DGCL. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and other than the Required Company Stockholder Approval, no other corporate proceedings other than as set forth in this Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Company Stockholder Approval, this Agreement has been, and each Ancillary Document to which the Company is or will be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company Board, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and approved this Agreement and the Mergers and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement. Assuming the receipt of the Required Company Stockholder Approval, no other vote of holders of any stock or other securities of the Company is necessary to approve and adopt this Agreement and the Mergers under the Company’s Organizational Documents.

5.3            Capitalization.

(a)            The Company is authorized to issue 500,000,000 shares of Company Common Stock, 343,965,417 of which are issued and outstanding as of November 30, 2022. All of the issued and outstanding Company Common Stock, Company Warrants, Company Convertible Securities and other Equity Securities of the Company as of November 30, 2022 are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens. All of the outstanding shares and other Equity Securities of the Company have been duly authorized, validly issued, are fully paid and non-assessable and (i) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right or (ii) were not issued, granted, offered or sold in violation of any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which a Target Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other Equity Securities of the Company were granted, offered, sold or issued in violation of any applicable securities Laws.

(b)            As of November 30, 2022, the Company has reserved 56,422,724 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company Board. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, 29,822,172 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, 671,278 of such shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and 30,232,116 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 5.3(b)(i) sets forth the record owners of all outstanding Company Options (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) as of November 30, 2022. Other than as set forth on Schedule 5.3(a) or Schedule 5.3(b)(ii), as of November 30, 2022 there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. Except as set forth in Schedule 5.3(a) or Schedule 5.3(b)(i) or (ii), there are no Equity Securities of the Company. Except as set forth in Schedule 5.3(a) or Schedule 5.3(b)(i) or (ii), there are no (i) other outstanding options, restricted stock, phantom stock, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights on any matter for which Company Stockholders may vote or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), in each case of (i), (ii), and (iii), (A) relating to the issued or unissued shares of the Company or (B) obligating the Company to issue, transfer, deliver, sell or repurchase or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 5.3(b)(iii) and other than the Voting Agreements, there are no voting trusts, voting agreements, registration rights agreements, proxies, shareholder agreements or any other agreements or understandings to which the Company is a party with respect to the voting of the Company’s Equity Securities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. As a result of the consummation of the transactions contemplated by this Agreement, no Equity Securities of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)            Except as set forth in Schedule 5.3(c), none of the Company’s stock option documents contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(d)            Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto (including electronic execution and delivery); (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(e)            Since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of the Company, and the Company Board has not authorized any of the foregoing.

5.4            Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization and (b) the Company’s percentage ownership of such Subsidiary’s Equity Securities (if applicable). All of the outstanding Equity Securities of each Subsidiary of the Company are (1) duly authorized and validly issued, fully paid and non-assessable (if applicable), and (2) were not issued, granted, offered or sold in violation of any provision of the DGCL, any other applicable Law, the applicable Target Company’s Organizational Documents or any Contract to which a Target Company is a party or by which it or its securities are bound, and (3) owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no voting trusts, voting agreements, registration rights agreements, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any of the Company’s Subsidiaries’ Equity Securities. There are no Equity Securities or (i) outstanding options, restricted stock, phantom stock, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights on any matter for which shareholders may vote or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of any Subsidiary of the Company or (B) obligating any Subsidiary of the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of a Target Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Equity Securities of the Subsidiaries listed on Schedule 5.4, no Target Company owns or has any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person, and no Target Company has any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person and no Target Company has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other Person. None of the Target Companies is a participant in any joint venture, partnership or similar arrangement.

5.5            Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) filing of the Purchaser Certificate of Merger and the Company Certificate of Merger.

5.6            Non-Contravention. Except as otherwise described in Schedule 5.6 and subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or will be a party or otherwise bound, the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not:

(a)            conflict with or violate any provision of any Target Company’s Organizational Documents;

(b)            contravene or conflict with or violate any provisions of any Law, Order or Consent binding upon or applicable to any Target Company or any of its properties or assets;

(c)            (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or material modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination, cancellation, material modification, suspension, revocation, material amendment or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or materially modify any right, benefit, obligation or other term under, in the case of each of (i) through (ix) of this Section 5.6(c), any of the terms, conditions or provisions of, any Company Material Contract; or

(d)            result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of any Target Company;

except for any deviations from Section 5.6(b) or Section 5.6(d) that would not reasonably be expected to have a Material Adverse Effect on the Company.

5.7            Financial Statements.

(a)            The Company has provided to the Purchaser true and correct copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company for each of the years then ended, (ii) the audited consolidated balance sheet of Thunder Studios, Inc and its Subsidiaries as of December 31, 2021 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of Thunder Studios, Inc and its Subsidiaries for each of the years then ended, (iii) the Company-prepared financial statements, consisting of the pro forma combined balance sheet of the Target Companies as of December 31, 2021 and December 31, 2020 and the related combined income statement, changes in stockholder equity and statement of cash flows for the twelve (12) months then ended (the “2021 Target Companies Financial Statements”); and (iv) the Company-prepared financial statements consisting of the consolidated balance sheet of the Target Companies as of September 30, 2022 and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended (such statements, together with the 2021 Target Companies Financial Statements, the “Draft Financial Statements,” and the Draft Financial Statements, the audited financial statements referred to in clauses (i) and (ii) above and the PCAOB Qualified Financial Statements delivered in accordance with Section 6.5, collectively, the “Company Financials”). The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except with respect to footnote disclosures and other presentation items required for GAAP in the Draft Financial Statements and the exclusion of year-end adjustments therein), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. When provided pursuant to Section 6.5, the PCAOB Qualified Financial Statements (as defined in Section 6.5) shall not be inconsistent in any material respect with the Draft Financial Statements.

(b)            Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate except where the failure to be complete and accurate would not have a Material Adverse Effect on the Company and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices. There has not been any significant deficiency in the design or operation of internal controls which could affect the ability of the Target Companies to record, process and summarize its consolidated financial data or any material weaknesses in internal controls of the Target Companies or a “material weakness” in the internal controls over financial reporting of the Target Companies.

(c)            The Target Companies do not have any Indebtedness other than the Indebtedness set forth in the Company Financials or on Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness.

(d)            Except as set forth on Schedule 5.7(d), no Target Company has any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022 and contained in the Company Financials, (ii) that were incurred after September 30, 2022 in the ordinary course of business, (iii) Liabilities for the performance of obligations of such Target Company under Company Material Contracts (other than for breaches thereof), (iv) Liabilities incurred in connection with the entry into this Agreement or any of the transactions contemplated hereby, (v) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, and (vi) Liabilities set forth on Schedule 5.7(d).

(e)            All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)            All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business.

5.8            Absence of Certain Changes. Except as set forth on Schedule 5.8, since September 30, 2022, the Company and its Subsidiaries taken as a whole have (a) conducted their business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect, (c) not incurred Indebtedness and (d) not taken any action or committed or agreed to take any action that would be prohibited by items (viii), (x), (xi), (xiv), or (xv) of Section 6.3(b) (without giving effect to Schedule 6.3) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9            Compliance with Laws. Since January 1, 2019, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of any Laws applicable to it, nor has any Target Company received, since January 1, 2019, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws or Orders by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10            Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11            Litigation. Except as described on Schedule 5.11, there is no (a) material Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such material Action has been brought or, to the Knowledge of the Company, threatened, since January 1, 2019 to which any Target Company is subject; or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2019 to which any Target Company is subject, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), or otherwise affecting the Target Companies or any of their respective businesses, equity securities or assets. Since January 1, 2019, none of the officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12            Material Contracts.

(a)            Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i)             contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants with respect to vendors, employees, customers or other business associates, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, minimum purchase or sale obligations or (B) to purchase or acquire an interest in any other Person;

(ii)            involves any joint venture, partnership, profit sharing, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)           involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,000,000 under such Contract, grants a Lien on its assets or any of its Equity Securities or extends credit to any Person (other than intercompany loans solely among the Target Companies);

(v)            constitutes a lease agreement, lease guarantee, security agreement and any other agreement related thereto, including all amendments, terminations and modifications thereof or waivers with respect to any item of personal property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $500,000;

(vi)           involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or Equity Securities or all or substantially all of the assets of any Target Company or another Person in each with respect to which a Target Company has any outstanding obligations or Liabilities;

(vii)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business, a division or material assets in each with respect to which a Target Company has any outstanding obligations or Liabilities;

(viii)         obligates the Target Companies to provide continuing indemnification, warranty, support, maintenance, service or a guarantee of obligations of a Third Party after the date hereof in excess of $250,000;

(ix)            is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person or Company Stockholder;

(x)            obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xi)           relates to a settlement entered into since January 1, 2022 or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xii)          relates to the development, ownership, licensing or use of any Company IP (as defined below) by, to or from any Target Company, other than (A) Contracts with current and former employees, contractors, or consultants of the Target Company, (B) nondisclosure agreements, (C) licenses for Off-the-Shelf Software, (D) Contracts with customers, (E) licenses for Open Source Software, and (F) any other Contracts that are not material to the Target Company;

(xiii)         is with a Governmental Authority;

(xiv)         grants to any Person (other than a Target Company) a right of first refusal, first offer, call option, put option, draft along, tag along or similar preferential right to purchase or acquire Equity Securities of, or assets owned or otherwise used by, any Target Company;

(xv)          is a collective bargaining agreement or other agreement with any labor union;

(xvi)         will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii)        is otherwise material to the Target Companies, taken as a whole and not described in clauses (i) through (xviii) above.

(b)            Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in material breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company under such Company Material Contract, and no Target Company has received any written notice of material breach of or material default under any such Company Material Contracts; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; and (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

5.13          Intellectual Property.

(a)            Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Intellectual Property owned or exclusively licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Except as set forth on Schedule 5.13(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), and has the right to sell, license, transfer or assign, all Company Registered IP; and except as set forth on Schedule 5.13(a)(iv), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any Third Party with respect to such Company Registered IP, and except as would not be material to the Target Company, such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

(b)            Each Target Company has a valid and enforceable license to use all Intellectual Property material to the business of the Company that is the subject of the Company IP Licenses applicable to such Target Company; each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default in any material respect thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder; the continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company; all registrations for material Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending; all applications to register any material Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications; and, to the Knowledge of the Company, no Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)            Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”) other than licenses granted to customers, consultants and contractors in the ordinary course of business. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default in any material respect thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d)            No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (B) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (C) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Knowledge of the Company, no Third Party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)            All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property material to the operation of the Target Companies’ business arising from the services performed for a Target Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded; no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company; to the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company which would be material to the operation of any Target Company’s business. The Company has made available to the Purchaser true and complete copies of all written Contracts under which any senior employees and any independent contractors listed on Schedule 5.17(d) have assigned their Intellectual Property to a Target Company. To the Knowledge of the Company, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the Company IP which would be material to the operation of any Target Company’s business.

(f)            To the Knowledge of the Company, no Person has obtained unauthorized access to Third Party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. To the Knowledge of the Company, each Target Company has complied in all material respects with its own privacy policies and guidelines. Each Target Company has complied in all material respects with all applicable Laws and all Contract requirements relating to privacy, personal data protection, and the collection, processing, storage, destruction and use of personal information, including but not limited to the Federal Trade Commission Act; the California Consumer Privacy Act; the Illinois Biometric Information Privacy Act; the European Union General Data Protection Regulation (2016/679), the e-Privacy Directive (2002/58/EC) and the e-Privacy Regulation (2017/003) and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of any EEA member country where the Target Companies and their Subsidiaries have a presence that implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time); and the Canadian Personal Information Protection and Electronic Documents Act, as applicable. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third Person, or constitute unfair competition or trade practices under applicable Law.

(g)            Except as would not have a Material Adverse Effect on the Company, each Target Company (i) is in compliance in all material respects with all applicable Payment Card Industry Data Security Standards established by the PCI Security Standards Council (the “PCI Data Security Standards”), (ii) at all times during the last three (3) years complied and conducted its business in compliance in all material respects with the PCI Data Security Standards, (iii) currently maintains and at all times during the last three (3) years (or such later time that the PCI Data Security Standards first became applicable to a Target Company) maintained plans, policies and procedures in compliance in all material respects with the PCI Data Security Standards, and (iv) has validated its compliance with the PCI Data Security Standards as required by any contractual obligations and the applicable rules and guidelines issued by the card associations. No audit, compliance review, or validation conducted in the last twelve (12) months has revealed any material deficiency or made any recommendation for remediation.

(h)            Except as set forth in Schedule 5.13(h) or as would not have a Material Adverse Effect on the Company, each Target Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company. To the Knowledge of the Company, the Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than an employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, to the Knowledge of the Company, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. To the Knowledge of the Company, and except as set forth on Schedule 5.13(h),there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

(i)            To the Knowledge of the Company, (i) the Company has complied in all material respects with all notice, attribution, and other requirements of each license applicable to each item of Open Source Software that is or has been used by each Target Company or its subsidiaries in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Products and Services, and (ii) the Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services or any other proprietary Software in source code form; (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company IP or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services or any other proprietary Software.

(j)            To the Knowledge of the Company, none of the Company Products and Services, and no other Software used in the operation of the business of the Company or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

(k)            Following the Closing, to the Knowledge of the Company, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14         Taxes and Returns.

(a)            Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it as of the date hereof (taking into account any valid extension of time within which to file), which Tax Returns are accurate and complete in all material respects. Each Target Company has paid all material Taxes required to be paid as of the date hereof to avoid penalties or charges for late payment, except with respect to Taxes that are being contested in good faith, regardless of whether shown on a Tax Return.

(b)            Each Target Company has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other Third Party and (ii) remitted on a timely basis such amounts to the appropriate Governmental Authority.

(c)            There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(d)            There is no material audit being conducted by any Tax authority nor has any Target Company been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no material claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(e)            None of the Target Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f)            There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(g)            Other than any extensions or waivers obtained in the ordinary course of business, no Target Company has any (i) outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes or (ii) outstanding requests for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any Tax Return.

(h)            No Target Company has (i) changed any material Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for a material Tax refund or (iv) entered into any closing agreement with respect to material Taxes.

(i)            No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(j)            No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) as a transferee or successor, or (ii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any material Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes that will be binding on any Target Company with respect to any period following the Closing Date.

(k)            To the Knowledge of the Company, no Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; and (ii) is and has been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)            To the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

5.15         Real Property.

(a)            Schedule 5.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the written Company Real Property Leases.

(b)            The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. Except as set forth on Schedule 5.15(b), to the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16         Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all material Liens other than Permitted Liens. To the Knowledge of the Company, the assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted, except as would not be material to the operation of the Target Companies, taken as a whole.

5.17          Employee Matters.

(a)            No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened, any material strike, work-stoppage, or other similar labor activity with respect to any such employees that has been or would be reasonably expected to be material to the Target Companies. There are no unresolved labor controversies (including unresolved employee, consultant or independent contractor claims, grievances and/or disputes, if any) that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company that has been or would be reasonably expected to be material to the Target Companies. No current senior officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)            Except as set forth in Schedule 5.17(b), each Target Company (i) is and since January 1, 2019 has been in compliance in all material respects with all applicable Laws respecting labor and employment, including all such Laws relating to employment practices, terms and conditions of employment, legally-required trainings and notices, health and safety, wages and hours, meal and rest breaks, discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, leaves of absence, whistleblowing, occupational safety and health, family and medical leave, plant closures and layoffs and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any material pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)            Except as set forth on Schedule 5.12(a) or Schedule 5.17(c) or as would not reasonably be expected to be material to the Target Companies, (A) all employees of the Target Companies who are classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour Laws are properly classified in all material respect and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any material Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.17(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)            Schedule 5.17(d) contains a list of each independent contractor (including each consultant) currently engaged by any Target Company who is entitled to receive more than $500,000 per annum in remuneration, along with the position, the entity engaging such Person, date of retention and term of engagement for each such Person. Except as set forth on Schedule 5.17(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.17(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or since January 1, 2019 have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company, except as would not give rise to a material Liability to the Target Companies. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee (other than accrued but unpaid fees through the date of termination).

(e)            To the Knowledge of the Company, since January 1, 2019, the Company has investigated all written claims of workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence, if any, relating to current and/or former employees of the Company or third parties who interacted with current and/or former employees of the Company (in each case in their capacities as such). With respect to each such written claim with potential merit and for which the Company determined corrective action to be appropriate, the Company has taken corrective action. Further, to the Knowledge of the Company, since January 1, 2019, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an executive officer of the Company.

5.18         Benefit Plans.

(a)            With respect to each Company Benefit Plan, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity having, nor does any Target Company have any material Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. Except as would not be material to the Target Companies, no statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan.

(b)            Except as set forth in Schedule 5.18(b), each Company Benefit Plan is and has been operated at all times in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)            With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of the following: (i) all current Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any current amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d)            Except as set forth in Schedule 5.18(d), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty that could reasonably be expected to result in material Liability to any Target Company has occurred; (iii) no material Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could reasonably be likely to result in a material Liability to any Target Company, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)            During the six (6) year period preceding the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)            There is no arrangement under any Company Benefit Plan with respect to any employee that would, as a result of the consummation of the transactions contemplated by the Agreement, result in the payment of any amount that by operation of Section 280G of the Code or Section 162(m) of the Code is reasonably expected not to be deductible by the Target Companies, and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)            With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code. The Target Companies have complied and are in compliance in all material respects with the requirements of COBRA, as well as PPACA. No Target Company has incurred (whether or not assessed) and is not reasonably be expected to incur or to be subject to, any material Taxes, penalty or other Liabilities that may be imposed under PPACA, including pursuant to Sections 4980D, 4980H, 6721 or 6722 of the Code.

(h)            Except as set forth on Schedule 5.18(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any material Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)            Except as set forth in Schedule 5.18(i), (i) each Company Benefit Plan that provides for a deferral of compensation within the meaning of Section 409A of the Code has been administered in all material respects in compliance, and is in all material respects in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder; and (ii) no Target Company has any obligation to reimburse any employee or other service provider for any Tax arising under Section 409A of the Code.

(j)            Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k)            Each Foreign Pension Plan has been maintained in all material respects in compliance with its terms and with the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Target Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not materially exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

5.19         Environmental Matters. Except as set forth in Schedule 5.19 or as would not have a Material Adverse Effect on the Company:

(a)            Each Target Company is, and since January 1, 2019, has been, in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Knowledge of the Company, threatened alleging that a Target Company is in material violation of any Environmental Law or Environmental Permit or seeking to revoke, modify or terminate any such Environmental Permit.

(b)            No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(c)            There is no investigation of the business, operations, or currently owned, operated or leased property of a Target Company or, to the Knowledge of the Company, previously owned, operated, or leased property of a Target Company pending or, to the Knowledge of the Company, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(d)            To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

5.20         Transactions with Related Persons. Except as set forth on Schedule 5.20, no Target Company or any of its Affiliates, or any Related Person of a Target Company (any such Related Person, a “Target Company Related Person”), is presently a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.20, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.21         Insurance. Schedule 5.21 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees (the “Insurance Policies”), true, correct and complete copies of which have been provided to the Purchaser. Except as would not have a Material Adverse Effect on the Company, each Insurance Policy is legal, valid, binding, enforceable and in full force and effect. The Target Companies are otherwise in material compliance with the terms thereof. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default or permit termination or a material increase in the premiums or other amounts due under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. Since January 1, 2021, no Target Company has any refusal to issue an Insurance Policy or non-renewal of any Insurance Policy. No Target Company has any self-insurance or co-insurance programs.

5.22         Certain Business Practices.

(a)            No Target Company or, to the Knowledge of the Company, any of its Representatives acting on its behalf, has at any time during the last five (5) years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company or any Representative of a Target Company acting on such Target Company’s behalf has directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            The operations of each Target Company are and have been conducted at all times during the last five (5) years in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, the Crimean Region of Ukraine, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.23         Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.24         Finders and Brokers. Except as set forth in Schedule 5.24, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

5.25         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser Parties nor any of their respective Representatives have made any representation or warranty as to the Purchaser Parties or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.26         Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER PARTIES OR ANY OF THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V AND THE ANCILLARY DOCUMENTS TO WHICH ANY TARGET COMPANY IS A PARTY, NONE OF THE TARGET COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE TARGET COMPANIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE TARGET COMPANIES THAT HAVE BEEN MADE AVAILABLE TO THE PURCHASER PARTIES OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE TARGET COMPANIES BY OR ON BEHALF OF THE MANAGEMENT OF THE TARGET COMPANIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE PURCHASER PARTIES OR ANY PURCHASER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS TO WHICH ANY TARGET COMPANY IS A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE TARGET COMPANIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE TARGET COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE PURCHASER PARTIES OR ANY PURCHASER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VI
COVENANTS

6.1            Extension of Time to Consummate a Business Combination.

(a)            If at any time the Purchaser and the Company reasonably believe that the Mergers cannot be consummated by the Outside Date, the Purchaser shall prepare and file with the SEC no later than five (5) Business Days after such determination (but in no event prior to January 15, 2023) a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”), pursuant to which the Purchaser shall seek the approval of the Purchaser Stockholders for a proposal to amend the Purchaser’s Organizational Documents to extend the time period for the Purchaser to consummate its Business Combination for an additional six (6) months, from March 25, 2023, to September 25, 2023 (the “Extension Proposal”). The Purchaser shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after making such filing.

(b)            The Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Purchaser, with the assistance of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Purchaser will advise the Company reasonably promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(c)            The Purchaser shall comply with all applicable provisions of and rules under the Exchange Act in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Meeting. Without limiting the foregoing, the Purchaser shall ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to the Purchaser Stockholders, and as of the date of the Extension Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            The Purchaser, acting through the Purchaser Board, shall include in the Extension Proxy Statement the Purchaser Board’s recommendation that the Purchaser Stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Unless this Agreement has been terminated by one of the Parties pursuant to Article VIII, neither the Purchaser Board nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) the Purchaser Board’s recommendation that the Purchaser Stockholders vote in favor of the adoption of the Extension Proposal.

(e)            The Purchaser shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the Purchaser Stockholders in compliance with applicable Law, (B) duly (1) give notice of and (2) convene and hold a meeting of the Purchaser Stockholders (the “Extension Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Nasdaq listing rules, provided, that the Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, the Purchaser shall have sufficient time to effectuate the amendment of the Purchaser’s Organizational Documents, and (C) solicit proxies from the Purchaser Stockholders to vote in favor of the Extension Proposal, and (ii) provide the Purchaser Stockholders with the opportunity to elect to effect a redemption of shares of Purchaser Common Stock at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account.

(f)            To the fullest extent permitted by applicable Law, (i) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Meeting and submit for approval the Extension Proposal and (ii) the Purchaser agrees that if the Extension Proposal shall not have been obtained at any such Extension Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.1, and hold additional Extension Meetings in order to obtain approval for the Extension Proposal. The Purchaser may only adjourn the Extension Meeting (A) to solicit additional proxies for the purpose of obtaining approval for the Extension Proposal, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Purchaser Stockholders prior to the Extension Meeting, (D) to allow reasonable additional time to reduce the number of shares of Purchaser Common Stock as to which the holders thereof have elected to effect a redemption thereof, or (E) with the prior written consent of the Company; provided, that the Extension Meeting may not be adjourned to a date that is more than ten (10) days after the date for which the Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law), provided, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, the Purchaser shall have sufficient time to effectuate the amendment of the Purchaser’s Organizational Documents.

(g)            As promptly as reasonably practicable following the approval of the Extension Proposal by the requisite holders of shares of Purchaser Common Stock (and in any event, within two (2) Business Days thereafter), the Purchaser shall file with the applicable Governmental Authority or Governmental Authorities the amendment to its Organizational Documents as contemplated by the Extension Proposal and shall deliver to the Company evidence thereof.

6.2            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all directors, officers, employees, properties, Contracts, agreements, commitments, books and records, financial and operating data, and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide to the Purchaser or any of its Representatives any information if and to the extent doing so would violate any Law to which any Target Company is subject or jeopardize protections afforded to any Target Company under the attorney-client privilege or the attorney work product doctrine (provided, that, in either such case, the Company shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine or Law and (y) provide such information in a manner without violating such privilege, doctrine, or Law).

(b)            During the Interim Period, subject to Section 6.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all directors, officers, employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide to the Company or any of its Representatives any information if and to the extent doing so would violate any Law to which the Purchaser or any of its Subsidiaries is subject or jeopardize protections afforded to any of the Purchaser or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided, that, in either such case, the Purchaser shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine or Law and (y) provide such information in a manner without violating such privilege, doctrine, or Law).

6.3            Conduct of Business of the Company.

(a)            Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including any COVID-19 Measures), or as set forth on Schedule 6.3(a), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, and to preserve the existing relationships and goodwill of the Target Companies with customers, suppliers and creditors of the Target Companies and the possession, control and condition of their respective material assets and properties, in the ordinary course of business consistent with past practice.

(b)            Without limiting the generality of Section 6.3(a) and except as expressly contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including any COVID-19 Measures), or as set forth on Schedule 6.3(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)             except as required to give effect to the transactions contemplated by this Agreement and internal business reorganizations, amend, waive or otherwise change, in any respect, its Organizational Documents or be party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (other than the Mergers);

(ii)            except as set forth on Schedule 6.3(b)(ii), authorize for issuance, issue, transfer, grant, sell, pledge, dispose of or subject to a Lien or propose to issue, transfer, grant, sell, pledge, dispose of or subject to a Lien any of the Equity Securities of any of the Target Companies or any options, restricted shares, restricted stock, warrants, commitments, subscriptions or rights of any kind to acquire or sell any Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards of any Target Company or any rights, agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Securities of any Target Company, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)           split, combine, recapitalize or reclassify any shares or other Equity Securities of any Target Company or issue any other securities in respect or in lieu thereof or declare, pay, authorize, make, or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of any Equity Securities of any Target Company, make any other actual, constructive or deemed distribution in respect of any Equity Securities of any Target Company or make any payments to any shareholder of any Target Company in their capacity as such, or, except as set forth on Schedule 6.3(b)(iii), directly or indirectly redeem, purchase or otherwise acquire or offer to redeem, purchase or acquire any Equity Securities of any Target Company, other than dividends or distributions declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any other Subsidiary that is, directly or indirectly, wholly owned by the Company;

(iv)           incur, create, assume or otherwise become liable for a loan or advance to or investment in or a capital contribution to any Third Party (other than advancement of expenses to employees in the ordinary course of business) or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000, individually or in the aggregate, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of such amount;

(v)            increase the wages, salaries, bonuses or compensation of its employees, or enter into, materially amend the terms of, or terminate any Company Benefit Plan (except for the Post-Closing Equity Plan), in each case other than in the ordinary course of business or pursuant to the terms of any Company Benefit Plan;

(vi)           terminate, materially modify, amend, accelerate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in each case which (A) is outside of the ordinary course of business consistent with past practice, (B) is a Company Material Contract of the nature set forth in subsections (i), (iii), (x) and (xvii) of Section 5.12(a), or (C) involves payments in excess of $2,500,000;

(vii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii)         enter into any new line of business or discontinue any material line of business or material business operations in each case that would materially alter the operations of the business;

(ix)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(x)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside accountants;

(xi)           except for the litigations and claims listed on Schedule 5.7(d) and Schedule 5.11, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate);

(xii)          purchase or acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, in each case, that would necessitate (i) any new disclosure or amendments to existing disclosures and (ii) restatement of the financial statements, by the Purchaser pursuant to Regulation S-X;

(xiii)          make capital expenditures in excess of $1,000,000 (one million dollars) on projects not reflected in the capital expenditures budget provided to Purchaser or not in the ordinary course of business;

(xiv)        adopt, recommend, propose or announce a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, other reorganization or similar transaction (other than internal business reorganizations) involving any Target Company or otherwise merge, amalgamate, combine or consolidate with or into any other Person;

(xv)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in each case, other than in connection with the refinancing of existing debt facilities;

(xvi)        enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of any Target Company;

(xvii)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement (including, without limitation, any action that would significantly delay or impair the effectiveness or continued effectiveness of the Registration Statement or the timing of the meetings of stockholders of the Purchaser and the Company contemplated by this Agreement);

(xviii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transactions with any Target Company Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xix)         take any action that will require an amendment, including a post-effective amendment, to the Registration Statement; or

(xx)          commit, authorize or agree to do any of the foregoing actions.

6.4            Conduct of Business of the Purchaser.

(a)            Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including effectuating the Redemption), as required by applicable Law (including any COVID-19 Measures) or as set forth on Schedule 6.4, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)            Without limiting the generality of Section 6.4(a) and except as expressly contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including any COVID-19 Measures) or as set forth on Schedule 6.4(b), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries not to:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)            authorize for issuance or issue, or propose to issue any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (other than any issuance of Purchaser Common Stock upon the exercise of any Purchaser Warrant); provided, that nothing herein shall prevent the Purchaser from entering into any Equity Financing pursuant to and in accordance with Section 6.18;

(iii)           split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect or in lieu thereof or declare, pay, authorize, make or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other Equity Securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to redeem, purchase or acquire any of its Equity Securities;

(iv)           incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 (one million dollars) or issue any debt securities or modify or agree to any amendment of the terms of any existing Indebtedness of the Purchaser, make a loan or advance to or investment in or a capital contribution to any Third Party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.4(b)(iv) shall not prevent the Purchaser from entering into any Equity Financing pursuant to and in accordance with Section 6.18 or borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any Equity Financing) and the costs and expenses necessary for an Extension Proposal (such expenses, the “Extension Expenses”));

(v)            make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)          amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)         terminate, modify, amend, accelerate, waive or assign any material right under any Purchaser Material Contract;

(viii)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)           establish any Subsidiary or enter into any new line of business;

(x)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)           revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $1,000,000 (one million dollars) (individually or in the aggregate);

(xiii)          purchase or acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)         adopt, recommend, propose or announce a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, other reorganization or similar transaction (other than with respect to the Mergers);

(xv)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 (one million dollars) (excluding the incurrence of any Expenses), other than pursuant to the terms of a Contract in existence as of the date of this Agreement, or entered into in connection with an Equity Financing, in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvi)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)        enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities (other than the Sponsor Letter Agreement);

(xviii)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement (including, without limitation, any action that would significantly delay or impair the effectiveness or continued effectiveness of the Registration Statement or the timing of the meetings of stockholders of the Purchaser and the Company contemplated by this Agreement);

(xix)            enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transactions with any Related Person of the Purchaser (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xx)            take any action that will require an amendment, including a post-effective amendment, to the Registration Statement; or

(xxi)            commit, authorize or agree to do any of the foregoing actions.

6.5            Additional Financial Information. The Company shall use its commercially reasonable efforts to provide by no later than December 31, 2022, to the Purchaser (i) the audited 2021 Target Companies Financial Statements (collectively, the “PCAOB Qualified Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Target Companies as of and for any nine (9) month period that is required to be included in the Registration Statement and Proxy Statement and any other filings to be made by Pubco and/or the Purchaser with the SEC in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the PCAOB Qualified Financial Statements shall include footnote disclosures in accordance with GAAP.

6.6            Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock, the Pubco Public Warrants and the Pubco Units.

6.7            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest (written or oral) in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction or series of transactions (other than the transactions contemplated by this Agreement) concerning the direct or indirect sale or transfer of (1) all or any material part of the business or assets of the Target Companies, taken as a whole, or (2) control of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, public investment, public offering, tender offer, issuance of debt or equity securities, management Contract, joint venture or partnership, or otherwise (each, a “Company Acquisition Agreement”); and (B) with respect to the Purchaser and its Affiliates, a transaction or series of transactions (other than the transactions contemplated by this Agreement) concerning the direct or indirect (x) acquisition or purchase of the Purchaser by any other Person(s), (y) a business combination of the Purchaser with any other Person(s) or (z) the acquisition or purchase by the Purchaser of all or a material portion of the assets or businesses of any other Person(s), in each case, whether by merger, consolidation, business combination, public investment, public offering, tender offer, issuance of debt or equity securities, management Contract, joint venture or partnership, or otherwise.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or the Purchaser (as applicable), directly or indirectly, (i) solicit, assist, encourage, initiate or facilitate the making, submission or announcement of, or intentionally encourage, engage, or participate in, discuss or negotiate, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with, that could reasonably be expected to lead to or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other Contract related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, including any “standstill” or similar provisions thereunder or (vii) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 6.7(b), either Party or its Representatives may (A) participate in discussions with any Person that has made after the date of this Agreement a bona fide, unsolicited Acquisition Proposal in respect of such Party solely in order to seek to clarify and understand the terms and conditions thereof in order to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to lead to a Superior Proposal and (B) inform a Third Party that has made or is considering making an Acquisition Proposal of the provisions of this Section 6.7.

(c)            Notwithstanding anything to the contrary contained in Section 6.7(b), if, at any time during the Interim Period, (i) the Company or the Purchaser receives an Acquisition Proposal from a Third Party, which Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 6.7(b), and (ii) the Company Board or the Purchaser Board, as applicable, determines in good faith, after consultation with outside counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and, after consultation with outside counsel, that the failure to take the following actions would be inconsistent with such Board’s duties under applicable Law, then such Board may, subject to Section 6.7(d) (A) enter into a customary confidentiality agreement with and furnish information with respect to the Purchaser or the Company (including non-public information), as applicable to the Third Party making such Acquisition Proposal or its Representatives; provided, that the Company or the Purchaser shall as promptly as practicable (and in any event within twenty-four (24) hours), provide the other with any information concerning such Party that is provided to any Person to the extent access to such information was not previously provided to the other Party; and (B) engage or participate in discussions or negotiations with such Third Party making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided, that such Party will not, and will cause its Affiliates and Representatives not to, disclose any material non-public information to such Third Party or its Representatives and potential sources of financing without first entering into a customary confidentiality agreement with such Third Party.

(d)            Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. Promptly following the execution of this Agreement, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations that took place with any Person prior to the date hereof with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations. The Company shall terminate any data room access of any such parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

(e)            Notwithstanding anything to the contrary contained in Section 6.7(b), if a Party has received a bona fide written Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in this Section 6.7, (iii) the Board of such Party determines in good faith, after consultation with outside counsel and financial advisors, constitutes a Superior Proposal and (iv) the Board of such Party determines in good faith, that the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, then after consultation with outside counsel, such Board may at any time during the Interim Period, effect an Adverse Recommendation Change with respect to such Superior Proposal.

(f)            Neither Party shall be entitled to make an Adverse Recommendation Change unless it has first (i) provided the other with at least three (3) Business Days’ prior written notice of its intention to make an Adverse Recommendation Change, which notice shall specify the material terms of the applicable Acquisition Proposal, (ii) if requested by the other Party, engaged in good faith negotiations with the other Party regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by the other Party and (iii) caused its Board to consider any such adjustments, amendments or other agreements, and such Board has determined in good faith, after consultation with its outside counsel, that its failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law.

6.8            No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any Person, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any Person to do any of the foregoing.

6.9            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging (i) that the Consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.10         Efforts.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall: (i) at the reasonable request of the other Party, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for the consummation of the transactions contemplated hereby and by the Ancillary Documents (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement) and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated hereby and by the Ancillary Documents. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of Section 6.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at the Company’s sole cost and expense (subject to reimbursement at the Closing as an Expense pursuant to Section 8.3), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, then each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. Without limiting the foregoing, each Party and its respective Affiliates shall not enter into any agreement with any Governmental Authority to delay or not to consummate the transactions contemplated hereby or by the Ancillary Documents, except, unless prohibited by applicable Law, with the prior written consent of the Purchaser and the Company. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby (collectively, the “Transaction Litigation”), the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. The Purchaser and the Company shall each (i) keep the other reasonably informed regarding any such Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents. In no event shall the Company, any other Target Company, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for the Purchaser to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Purchaser and its Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by the Purchaser or its Representative(s) thereof or (y) any non-monetary, injunctive, equitable or similar relief against the Purchaser or (C) contains an admission of wrongdoing or Liability by the Purchaser or any of its Representatives). Without limiting the generality of the foregoing, in no event shall the Purchaser or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d)            Prior to the Closing, each Party shall use its reasonable best efforts to file with or deliver to or obtain, as applicable, any Permits, Consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities or other third Persons as may be necessary, proper or advisable for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.11         Tax Matters.

(a)            Notwithstanding anything to the contrary, none of the Parties shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede (i) the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Mergers, together, from qualifying as a transaction described in Section 351 of the Code. Except to the extent otherwise required by Law, the Parties shall not take any position on any Tax Return, in any audit, or otherwise that is inconsistent with the Company Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Mergers, together, as qualifying as a transaction described in Section 351 of the Code.

(b)            Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Mergers will be paid by Pubco when due, and Pubco will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

6.12         The Registration Statement.

(a)            As promptly as practicable after the date hereof, the Company shall prepare with the reasonable assistance of the Purchaser, and Pubco shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the shares of Pubco Common Stock or Pubco Units to be issued to the Purchaser Stockholders and the Company Stockholders pursuant to the Mergers and (y) the Pubco Public Warrants, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Stockholders to vote, at a special meeting of Purchaser Stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares in connection with the Equity Financing, if any), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the change of name of Pubco and the adoption and approval of the Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco in a form satisfactory to the Purchaser (the “Incentive Plan” or “Post-Closing Equity Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, (v) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser shall consider in good faith any such comments timely made. The Company shall promptly provide the Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement of any SEC filings of the Purchaser or the Proxy Statement provided to the Purchaser Stockholders.

(b)            The Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser, Pubco, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents, provided, however, that the Purchaser shall not amend or supplement the Registration Statement without providing the Company with reasonably opportunity to comment or supplement.

(c)            Each of Pubco and the Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments timely made under the circumstances.

(d)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser and Pubco shall distribute the Registration Statement to the Purchaser Stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement. The Purchaser shall, through unanimous approval of its board of directors, recommend to the Purchaser Stockholders (the “Purchaser Board Recommendation”) the Purchaser Stockholder Approval Matters. The Purchaser Board Recommendation shall be included in the Registration Statement and Proxy Statement.

(e)            The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

6.13         Required Company Stockholder Approval.

(a)            As promptly as reasonably practicable following the date on which the Registration Statement has been declared effective and prior to the Purchaser Special Meeting, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Company, to obtain the Required Company Stockholder Approval, and the Company shall use its commercially reasonable efforts to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements and in the case of a meeting of the Company Stockholders, soliciting from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such meeting.

(b)            The Company agrees that, subject to Section 6.7, the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the transactions contemplated by this Agreement and shall use its reasonable best efforts to solicit the Required Company Stockholder Approval.

6.14         Public Announcements.

(a)            The Parties agree that during the Interim Period no public release, statement, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of its Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance and shall consider in good faith any such comments.

(b)            The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon prior to the Closing and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which shall be in a form agreed by the Purchaser and the Company prior to the Closing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other Third Party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any Third Party and/or any Governmental Authority in connection with the transactions contemplated hereby.

6.15         Confidential Information.

(a)            The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of three (3) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of three (3) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)            The Purchaser Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.15(b) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

6.16         Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of up to seven (7) individuals. The Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board effective as of the Closing (i) John Acunto and (ii) other persons mutually agreed upon by each of the Company and the Purchaser and as set forth on Schedule 6.16. A majority of members of the Post-Closing Pubco Board shall qualify as independent directors under Nasdaq rules. At or prior to the Closing, Pubco will enter into customary indemnification agreements with each member of the Post-Closing Pubco Board.

(b)            The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

6.17         Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Pubco, the Company or the Merger Subs and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of any Purchaser Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Pubco, any Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties, the Merger Subs and the Company to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)            For the benefit of each Purchaser Party’s and the Company’s directors and officers, Pubco shall maintain, for a period of six (6) years after the Effective Time insurance for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable to the insured in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy prior to the Effective Time. Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the D&O Insurance. In lieu of the foregoing, the Company may cause Pubco to purchase and maintain in effect a six-year “tail” insurance policy for events occurring prior to the Effective Time.

6.18         Trust Account Proceeds. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII and provision of notice thereof to Continental, (a) at the Closing, the Purchaser shall (i) cause the documents, certificates and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause Continental to (A) pay as and when due all amounts, if any, payable to the public shareholders of the Purchaser pursuant to the Redemption, (B) pay the amounts due to the Sponsor, directors and officers of the Purchaser as repayment of Expenses, (C) pay the amount of Expenses, (D) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (E) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Any remaining cash will be used for working capital and general corporate purposes of Pubco and the Surviving Subsidiaries.

6.19         Financing Transaction.

(a)            Prior to the Closing, the Parties intend to solicit, negotiate and, provided, that the terms of such transaction are reasonably acceptable to each of the Parties, enter into an Equity Financing.

(b)            Each Party shall, and shall cause its respective Representatives to, cooperate with each other and their respective Representatives in connection with any Equity Financing and shall use their respective commercially reasonable efforts to cause such Equity Financing to occur (provided, that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party), which reasonable best efforts shall include, among other things, (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding any Party or its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Parties) customary for such financing activities, to the extent reasonably available, (B) causing senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (C) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (D) using reasonable best efforts to obtain legal opinions reasonably requested by another Party in order to consummate such financing activities, (E) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities and (F) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of any Party or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing and no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party prior to the Closing.

6.20         Pubco Incentive Equity Plan. Pubco shall approve and adopt the Incentive Plan, in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of Pubco Common Stock for grant thereunder equal to ten percent (10%) of the total number of shares of Pubco Common Stock that would be issued and outstanding on a fully diluted basis following the Effective Time. Pubco shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Pubco Common Stock issuable pursuant to the Incentive Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Pubco, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Incentive Plan remain outstanding.

6.21         Voting Agreements; Sponsor Letter Agreement.

(a)            The Purchaser may not amend, modify or waive any provisions of the Sponsor Letter Agreement without the prior written consent of the Company.

(b)            The Company may not amend, modify or waive any provisions of a Voting Agreement to which it is a party without the prior written consent of the Purchaser.

6.22         Certain Ancillary Agreements.

(a)            The Company shall use its commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, from the Significant Company Holders, each member of the Company Board and each member of Company Management, an executed lock-up agreement with Pubco, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”).

(b)            As promptly as reasonably practicable following the date of this Agreement, the Company and the Purchaser shall negotiate in good faith and prepare (i) a registration rights agreement of Pubco, (ii) an amendment to the Purchaser Warrant Agreement and (iii) the forms of amended and restated certificate of incorporation and bylaws of Pubco (such forms together, the “Amended Pubco Charter”), in form and substance reasonably acceptable to each of such Parties, in each case to be effective upon the Closing.

Article VII
CLOSING CONDITIONS

7.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)            Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the Purchaser Stockholders at the Purchaser Special Meeting shall have been approved by the requisite vote of the Purchaser Stockholders at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and applicable Law (the “Required Purchaser Stockholder Approval”).

(b)            Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(c)            Requisite Regulatory Approvals. All Consents of, or declarations or filings with, and all expirations or early terminations of waiting periods from, any Governmental Authority under applicable Laws, that are listed on Schedule 7.1(c)shall have been filed, have occurred or been obtained (all such Consents, declarations and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(d)            No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents, enjoins or prohibits consummation of the transactions contemplated by this Agreement.

(e)            Net Tangible Assets Test. Upon the Closing, after giving effect to the transactions contemplated hereby, the Redemption and any Equity Financing, the Purchaser shall have net tangible assets of at least $5,000,001 (five million and one dollars) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Redemption and upon consummation of the Mergers.

(f)            Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(g)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, no stop order or similar order shall be in effect with respect to the Registration Statement and no Action seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(h)            Contingent Value Rights Agreement. The Parties shall have received copies of the Contingent Value Rights Agreements, duly executed by Pubco, the Purchaser, the Sponsor, and Continental, in its capacity as the rights agent.

(i)            Nasdaq Listing Application. Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Purchaser Public Units, the Purchaser Common Stock, and the Purchaser Public Warrants to be issued pursuant to the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

7.2           Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.2(a) shall have each been obtained or made.

(b)            Minimum Cash Condition. The Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption, but prior to the release of any other funds), and the aggregate amount of any cash proceeds received pursuant to any Equity Financing, of at least equal to $50,000,000.

(c)            Representations and Warranties. (i) The representations and warranties of the Purchaser Parties set forth in the first sentence of Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), the last sentence of Section 3.7 (Absence of Certain Changes), Section 3.14 (Transactions with Affiliates), Section 3.16 (Finders and Brokers), the first sentence of Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement) and Section 4.8 (Finders and Brokers) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect or any similar limitation set forth therein) in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Purchaser Parties set forth in Section 3.5(a) and (b) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (iii) all of the other representations and warranties of the Purchaser Parties set forth in Article III and Article IV of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

(d)            Agreements and Covenants. The Purchaser Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(e)            No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(f)            Amended Pubco Charter. Prior to the Closing, the Amended Pubco Charter shall be in full force and effect.

(g)            Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), (b) and (c).

(ii)            Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the board of directors of each of the Purchaser, Pubco and Purchaser Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

7.3            Conditions to Obligations of the Purchaser Parties. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser Parties to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.8 (Absence of Certain Changes) and Section 5.24 (Finders and Brokers) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect or any similar limitation set forth therein) in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 5.3(a) and (b) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and (iii) all of the other representations and warranties of the Company set forth in Article V of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)            Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Company Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company, since the date of this Agreement which is continuing and uncured.

(d)            Closing Deliveries.

(i)            Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)            Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Company Surviving Subsidiary Organizational Documents and recommending the approval and adoption of the same by the Company Stockholders and (C) evidence that the Required Company Stockholder Approval has been obtained.

(iii)            Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company has terminated, extinguished and cancelled in full any outstanding Company Convertible Securities (other than the Company Options) and has consummated the Company Exchanges.

7.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of the Purchaser and the Company;

(b)            by written notice by the Purchaser or the Company if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 25, 2022 (the “Original Outside Date,” as such date may be extended as set forth below, as applicable, the “Outside Date”); provided, that if an Extension Proposal has been approved by Purchaser Stockholders, the Original Outside Date shall automatically without any further action of the parties be extended to the last day of the Extension Proposal;

(c)            by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(d)            by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations or warranties set forth in Article III or Article IV or in any of its covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser set forth in Article III or Article IV shall have become untrue or inaccurate, in any case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) could not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the date that is three (3) calendar days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in breach of this Agreement so as to prevent the conditions set forth in Section 7.3(a) or Section 7.3(a) from being satisfied;

(e)            by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations or warranties set forth in Article V or any of its covenants or agreements contained in this Agreement, or if any representation or warranty of the Company set forth in Article V shall have become untrue or inaccurate, in any case, such that the conditions set forth in Section 7.3(a) or Section 7.3(a) could not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the date that is three (3) calendar days prior to the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in breach of this Agreement so as to prevent the conditions set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f)            by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser Stockholders have duly voted and the Required Purchaser Stockholder Approval was not obtained;

(g)            by written notice by either the Purchaser or the Company to the other, if the Required Company Stockholder Approval is not obtained in accordance with Section 6.13;

(h)            by the Company in accordance with Section 6.7 hereof, if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement, and (ii) the Company pays the Termination Fee to the Purchaser, substantially concurrently with such termination; or

(i)            by the Purchaser, if (i) the Company Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement; (ii) within ten (10) days after the Purchaser’s written request, the Company Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Company Board or any committee thereof shall approve or recommend an Alternative Transaction, an Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of the Company shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Company Board or any committee thereof shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer; (v) the Company shall have authorized, entered into or publicly announced its intention to enter into, a Contract with respect to an Alternative Transaction, an Acquisition Proposal or a Superior Proposal; (vi) the Company shall have breached in any material respect its obligations under Section 6.7 hereof; (vii) the Company shall have breached its obligations under Section 6.13 to set a record date for, duly call, give notice of, convene and hold the meeting of the stockholders of the Company; or (viii) the Company Board or any committee thereof shall resolve to take any of the actions specified in this Section 8.1(i).

8.2            Effect of Termination.

(a)            This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except that:

(i)             Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement and remain valid and binding obligations of the Parties in accordance with their respective terms; and

(ii)            nothing herein shall relieve any Person’s Liability under the Confidentiality Agreement, the Sponsor Letter Agreement or any Voting Agreements to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

(b)            Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

(c)            If either:

(i)            this Agreement is terminated (A) by either the Purchaser or the Company pursuant to (A) Section 8.1(b) (other than in circumstances in which the Extension Proposal is, pursuant to Section 6.1, required to have been made and has not been approved by the Purchaser Stockholders) or (B) Section 8.1(g), and (1) at the time of such termination (in the case of clause (A)) or prior to the receipt of the Required Company Stockholder Approval at the meeting of the stockholders of the Company (in the case of clause (B)), an Acquisition Proposal shall have been made or communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the shareholders of the Company and, in each case, shall not have been withdrawn; and (2) within twelve (12) months after termination of the Agreement the Company shall have entered into a definitive agreement providing for an Alternative Transaction or shall have consummated an Alternative Transaction (in each case involving not less than a majority of the equity interests in the Company or a majority of the assets of the Company and its Subsidiaries taken as a whole), whether or not such Alternative Transaction is the same as the transaction in respect of which an Acquisition Proposal was made, communicated, publicly made known or publicly announced and not withdrawn at the time of such termination or prior to the receipt of the Required Company Stockholder Approval at the meeting of the stockholders of the Company, as applicable; or

(ii)            this Agreement is terminated by (a) either the Company or the Purchaser pursuant to Section 8.1(g), or by the Company pursuant to Section 8.1(h), and at the time of such termination, Purchaser had the right to terminate this Agreement pursuant to Section 8.1(i), or (b) terminated by Purchaser pursuant to Section 8.1(i), then the Company shall pay to the Purchaser by wire transfer of immediately available funds a cash termination fee of $8,000,000 (eight million dollars) (the “Termination Fee”), (x) in the case of Section 8.2(c)(i), immediately prior to the earlier of the entering into an agreement with respect to, or the consummating of, an Alternative Transaction; or (y) in the case of Section 8.2(c)(ii), immediately upon such termination.

(d)            If this Agreement is validly terminated by the Purchaser (i) pursuant to Section 8.1(e) or (ii) pursuant to any other provision of this Agreement, and at the time of such termination, the Purchaser had the right to terminate this Agreement pursuant to Section 8.1(e), then the Company shall pay to the Purchaser by wire transfer of immediately available funds a cash termination fee of $4,500,000 (four million and five hundred thousand dollars) (the “Purchaser Reimbursement Amount”); provided, however, that the Company shall have no obligation to reimburse the Purchaser for the Purchaser Reimbursement Amount in the event that the Termination Fee has been paid; and provided, further, that in the event that the Termination Fee is to be paid following the payment of the Purchaser Reimbursement Amount, the Termination Fee shall be reduced by the amount of the Purchaser Reimbursement Amount. Notwithstanding anything to the contrary in this Agreement, in no circumstances will the Liability or amount payable by the Company or the Target Companies in connection with the termination of this Agreement exceed $8,000,000 (eight million dollars).

(e)            It is specifically agreed that the Termination Fee and the Purchaser Reimbursement Amount represent liquidated damages in a reasonable amount as compensation for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, and is not a penalty. Except as set forth in this Section 8.2 the Parties hereby waive any right to set-off or counterclaim against the Termination Fee or the Purchaser Reimbursement Amount. The Parties acknowledge that the agreements contained in Sections 8.2(c) and 8.2(d) above are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay to the Purchaser any Termination Fee, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in The Wall Street Journal from the date such fee was required to be paid.

8.3            Fees and Expenses. Subject to Sections 6.11(b), 8.2 and 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, that if the Closing occurs, then Pubco shall pay, or cause to be paid, all Expenses, subject to Section 6.18.

8.4            Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are expressly to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms and then only with respect to any breaches occurring on or after the Closing). This Section 8.4 shall survive the Effective Time.

Article IX
WAIVERS AND RELEASES

9.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Target Companies acknowledges, agrees and understands that the Purchaser has established the Trust Account containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring in connection with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public stockholders (including overallotment shares acquired by the Purchaser’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay transaction expenses, up to $100,000 (one hudred thousand dollars) in dissolution expenses and for any income or other taxes or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself, its shareholders, and its Affiliates that, none of the Company, its shareholders nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account or distributions therefrom, or make any claim or seek recourse against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Ancillary Documents or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Target Company on behalf of itself, its shareholders and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company, its shareholders and each of its Affiliates under applicable Law. This Section 9.1 shall survive the termination of this Agreement for any reason.

Article X
MISCELLANEOUS

10.1            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, when emailed (provided, that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to: Newbury Street Acquisition Corporation 121 High Street, Floor 3 Boston, MA 02110 Attn: Thomas Bushey Email: Tom.Bushey@sunderlandcapital.com with a copy (which will not constitute notice) to:

Akerman LLP
201 E. Las Olas Blvd, Suite 1800
Fort Lauderdale, FL 33301
Attn: Martin G. Burkett

Christina Russo

Email: martin.burkett@akerman.com
christina.russo@akerman.com

If to the Company or the Company Surviving Subsidiary, to: Infinite Reality, Inc. 75 North Water Street Norwalk, CT 06854 Attn: General Counsel Email: ericc@theinfinitereality.com	with a copy (which will not constitute notice) to: Fried, Frank Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attn: Warren S. de Wied Email: warren.dewied@friedfrank.com

If to Pubco after the Closing, to: Infinite Reality Holdings, Inc. 75 North Water Street Norwalk, CT 06854 Attn: General Counsel Email: ericc@theinfinitereality.com	with a copy (which will not constitute notice) to: Fried, Frank Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attn: Warren S. de Wied Email: warren.dewied@friedfrank.com

10.2         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3         Third Parties. Except as expressly set forth in Section 6.17 and Section 10.14, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4         Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or under any Ancillary Document shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement or any Ancillary Document brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, such Ancillary Document or the transactions contemplated hereby or thereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement or the Ancillary Documents, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6         Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction, restraining order, specific performance, or other equitable relief to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.7         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8         Amendment. This Agreement may be amended, supplemented or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.8 shall be null and void, ab initio.

10.9         Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of the Purchaser, Pubco or the Merger Subs set forth herein, (b) waive any inaccuracies in the representations and warranties of the Purchaser, Pubco or the Merger Subs set forth herein or (c) waive compliance by the Purchaser, Pubco or the Merger Subs with any of the agreements or conditions set forth herein. The Purchaser prior to the Closing and the Sponsor after the Closing may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10        Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders or stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement.

10.12        Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13        Legal Representation. The Parties agree that, notwithstanding the fact that Akerman LLP may have, prior to Closing, jointly represented the Purchaser, Pubco, the Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Akerman LLP will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Akerman LLP’s future representation of one or more of the Sponsor or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Akerman LLP of the Purchaser, Pubco, the Merger Subs, the Sponsor, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the clients of Akerman LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Third Party.

10.14        No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Purchaser Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Purchaser Non-Party Affiliates, in the case of the Purchaser Parties, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement or based on, in respect of or by reason of this Agreement, the negotiation, execution or performance hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Purchaser or any Non-Party Affiliate concerning any Target Company, any Purchaser Party, this Agreement or the transactions contemplated hereby. Each Party hereby waives and releases all Liabilities arising out of or relating to this Agreement or based on, in respect of or by reason of this Agreement or the negotiation, execution or performance hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, any Purchaser Party or any Non-Party Affiliate concerning any Target Company, any Purchaser Party, this Agreement or the transactions contemplated hereby against any Non-Party Affiliate. This Section 10.14 shall survive the consummation of the Mergers, is intended to benefit and may be enforced by the Non-Party Affiliates and shall be binding on all successors and assigns of Pubco and the Surviving Subsidiaries.

Article XI
DEFINITIONS

11.1         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, legal proceeding, administrative enforcement, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adverse Recommendation Change” means the withdrawal, amendment, qualification or modification of (or the public proposal to withdraw, amend, qualify or modify) (a) in respect of the Purchaser, the Purchaser Board Recommendation in a manner adverse to the Company by the Purchaser Board or (b) in respect of the Company, the Company Board Recommendation in a manner adverse to the Purchaser by the Company Board.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or former employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Board” means the Company Board or the Purchaser Board, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Delaware are authorized to close for business.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Benefit Plan maintained, contributed to or sponsored by the Company or any ERISA Affiliate of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Convertible Instruments” means the outstanding obligations of the Target Companies under the Convertible Promissory Notes set forth under the heading “Convertible Promissory Notes” on Schedule 5.3.

“Company Convertible Securities” means, collectively, the Company Options, the Company Convertible Instruments, and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the TSU Inc. 2019 Stock Plan.

“Company Management” means the employees of the Company listed on Schedule 11.1(a).

“Company Non-Party Affiliates” means, collectively, with respect to the Target Companies (a) each of their Affiliates, (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder of such Person or any of such Person’s Affiliates, (c) any parent, spouse, sibling or child of any individual described in clauses (a) through (b) above, in each case, whether by blood, marriage or adoption, and (d) any trust for the benefit of any individual described in clauses (a) through (c) above or for the benefit of any spouse, parent, sibling (whether by consanguinity or marriage), child (whether by consanguinity, adoption or marriage) or lineal descendant of any individual described in clauses (a) through (d) above and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Person described in (a) through (d) above (other than, for the avoidance of doubt, the Company).

“Company Option” means an option to purchase Company Common Stock that was granted pursuant to the Company Equity Plan.

“Company Products and Services” means all proprietary products and services, including software products and services (including software as a service), of the Company and its Subsidiaries that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company and its Subsidiaries or otherwise used in the operation of the business of the Company and its Subsidiaries, or are currently under development by or for the Company and its Subsidiaries.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Company Value” means $1,700,000,000 plus (a) the aggregate gross proceeds of all issuances of Equity Securities of the Company after November 30, 2022 minus (b) the aggregate dollar amount paid by the Company in connection with repurchases of Equity Securities of the Company, in the case of both (a) and (b), after November 30, 2022.

“Company Warrants” means, the warrants to purchase Company Common Stock that were granted pursuant to that certain Note and Warrant Purchase Agreement, dated as of July 1, 2021, entered into by and among the Company, the investors party thereto and Black, Inc.

“Confidentiality Agreement” means that certain letter agreement entered into on November 3, 2022 between the Company and the Purchaser.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among Pubco, the Sponsor and Continental Stock Transfer & Trust Company, in the form attached hereto as Exhibit D.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, including but not limited to mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law or recommendations promulgated by any Governmental Authority including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to COVID-19.

“CVR” means a CVR (as such term is defined in the Contingent Value Rights Agreement), which is a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CVRs to receive, in certain circumstances, a contingent payment in the form of shares of Pubco Common Stock (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Value Rights Agreement.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Financing” means any committed equity facility or other subscription to Pubco Common Stock, Pubco Units or Purchaser Common Stock or other Equity Securities of Pubco or the Purchaser that provides cash to Pubco or the Purchaser.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, equity interest, voting security or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, preemptive or other right or security (including debt securities) or obligation to issue any shares, voting securities or other securities, convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Shares” means any shares of Purchaser Common Stock, if any, (a) held in the treasury of the Purchaser (b) otherwise held by the Purchaser or any of its Subsidiaries or (c) for which a Public Stockholder of the Purchaser has demanded that the Purchaser redeem such Purchaser Common Stock.

“Expenses” shall mean all fees, costs and expenses, including all out-of-pocket expenses (including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976 and obtaining the D&O Insurance), incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated hereby and thereby. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses and the repayment of the amount of any Expenses advanced by any Third Party to the Purchaser.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than social security or social insurance) established or maintained outside of the United States by any Target Company or any one or more of its Affiliates primarily for the benefit of employees of a Target Company or one or more of its Affiliates residing outside the United States, which plan, fund or other program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Founder Share” means any Purchaser Private Unit acquired at a price per share of Purchaser Common Stock of less than $10 (ten dollars).

“Fully-Diluted Company Shares” means, as of any time, the number of outstanding shares of Company Common Stock plus all other shares of Company Common Stock that may be issued by Company upon the exercise, conversion or exchange of any options, restricted shares, restricted stock, warrants, commitments, subscriptions or rights of any kind that are exercisable for, exchangeable for or convertible into shares of Company Common Stock, whether or not such options, restricted shares, restricted stock warrants, commitments, subscriptions or rights are vested, convertible or exercisable as of such time.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means (i) any national, federal, state, local, foreign or other governmental or quasi-governmental body, instrumentality, department, branch or agency or any court, tribunal, administrative hearing body, commission, or other similar dispute-resolving panel or body or any other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or (ii) any arbitrator or arbitral tribunal (public or private).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee, performance bonds, sureties or other similar instruments, (f) all obligations arising from cash/book overdrafts, (g) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, including all obligations or unrealized Liabilities of the Target Companies pursuant to hedging or foreign exchange arrangements, (h) all obligations secured by a Lien (other than a Permitted Lien) on any property of such Person, (i) all obligations under conditional sale or other title retention agreements, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Copyrights; Internet Assets; Patents; Software; Trade Secrets; Trademarks; other intellectual property; and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, websites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units (and any successor equity thereto) pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of March 22, 2021, and filed with the SEC on March 25, 2021 (File No. 333-252602).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of John Acunto, Jason Eustace and Eric Cohen, after reasonable inquiry or (ii) the Purchaser, the actual knowledge of Thomas Bushey, after reasonable inquiry.

“Law” means any federal, national, state, local, municipal, foreign or other law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal or first offer, option, proxy, voting trust, encumbrance, license, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loss” means any and all losses, obligations, penalties, amounts paid in settlement, damages (including consequential damages), amounts paid in settlement, costs and expenses (including reasonable expenses of investigation, court costs and attorneys’ fees and expenses), diminution in value, Taxes, Liens and interest, in each case arising out of or related to any Action, Order or other Liability.

“Material Adverse Effect” means, with respect to the Company or the Purchaser, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other Third Parties related thereto (provided, that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Sections 3.4, 4.4, and 5.6 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) or Section 7.2(b) to the extent it relates to such representations and warranties) and (vii), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension Proposal); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension Proposal, if any) shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Open Source Software” means any Software application that (a) is licensed pursuant to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) contains, includes, or incorporates, any Software that is distributed as free Software or open source Software or similar licensing or distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Order” means any order, decree, ruling, judgment, injunction, Consent, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, the legal document(s) by which such Person establishes its legal existence or which govern its internal affairs or similar constitutional documents as in effect from time to time including any amendments thereto and including its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn or refiled).

“Per Share Price” means an amount equal to (i) the Company Value, divided by (ii) the number of Fully-Diluted Company Shares outstanding as of immediately prior to the Effective Time.

“Permits” means all federal, state, local or foreign or other Third Party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto and (c) non-exclusive licenses of intellectual property.

“Person” means an individual, sole proprietorship, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, joint stock company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PPACA” means the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Non-Party Affiliate” means, collectively, with respect to the Purchaser (a) each of its Affiliates, (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder of such Person or any of such Person’s Affiliates, (c) any parent, spouse, sibling or child of any individual described in clauses (a) through (b) above, in each case, whether by blood, marriage or adoption, and (d) any trust for the benefit of any individual described in clauses (a) through (c) above or for the benefit of any spouse, parent, sibling (whether by consanguinity or marriage), child (whether by consanguinity, adoption or marriage) or lineal descendant of any individual described in clauses (a) through (d) above and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Person described in (a) through (d) above.

“Purchaser Private Units” means the private units purchased by the Sponsor and EarlyBirdCapital, Inc. consisting of one (1) private share of Purchaser Common Stock and one half of one (1/2) Purchaser Private Warrant.

“Purchaser Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock and one half of one (0.50) Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included as part of each Purchaser Public Unit (whether purchased in the IPO or thereafter in the open market), entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock and the Purchaser Warrants, collectively.

“Purchaser Stockholders” means, collectively, the holders of Purchaser Units, Purchaser Common Stock and Purchaser Warrants.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrant Agreement” means that certain Warrant Agreement, dated as of March 22, 2021, by and between the Purchaser and Continental Stock Transfer & Trust Company.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Related Person” means, in relation to a Person, any officer, director, manager, employee, trustee or beneficiary such Person or any of its Affiliates, or any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Stockholder Approval” means the requisite approval by affirmative vote of the Company Stockholders at a duly called and held meeting of the Company Stockholders or by written consent of the Company Stockholders to authorize, approve, adopt and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means each of the Company Stockholders listed on Schedule 11.1(b) hereto.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Newbury Street Acquisition Sponsor LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means a bona fide written Acquisition Proposal in relation to (a) the Purchaser and its Affiliates, not solicited in violation of this Agreement, made by a Third Party that the Purchaser Board has determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Purchaser Board considers in good faith to be appropriate, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Purchaser’s Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, taking into account all financial terms and conditions of such transaction or (b) the Company and its Affiliates, not solicited in violation of this Agreement, made by a Third Party that the Company Board has determined, in its good faith judgment (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, taking into account all financial terms and conditions of such transaction.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, tax collected at source, equalization levy, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Third Party” means any Person other than one of the Parties.

“Trade Secrets” means confidential information and all non-public inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data and databases.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring in connection with the IPO (including interest accrued from time to time thereon) pursuant to the Trust Agreement in accordance with the Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 22, 2021, as it may be amended, by and between the Purchaser and Continental, in its capacity as trustee, as well as any other agreements entered into related to or governing the Trust Account.

11.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2021 Target Companies Financial Statements	5.7(a)
Acquisition Proposal	6.7(a)
Agreement	Preamble
Alternative Transaction	6.7(a)
Amended Pubco Charter	6.22(b)
Antitrust Laws	6.10(b)

Term	Section
Assumed Option	1.9(c)(i)
Assumed Warrant	1.9(c)(ii)
Business Combination	9.1
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Company	Preamble
Company Acquisition Agreement	6.7(a)
Company Benefit Plan	5.19(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Certificate of Merger	1.1
Company Certificates	1.11(c)
Company Disclosure Schedules	Article V
Company Exchanges	1.7
Company Financials	5.7(a)
Company IP	5.13(c)
Company IP Licenses	5.13(a)
Company Material Contracts	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Permits	5.10
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Surviving Subsidiary	1.2
Conversion Ratio	1.8(a)
D&O Indemnified Persons	6.17(a)
D&O Insurance	6.17(b)
DGCL	1.1
Dissenting Shares	1.14
Dissenting Stockholder	1.14
Effective Time	1.1
Enforceability Exceptions	3.2
Environmental Permits	5.19(a)
Exchange Agent	1.11(a)
Exchange Fund	1.11(b)
Extension Expenses	6.4(b)(iv)
Extension Meeting	6.1(e)
Extension Proposal	6.1(a)
Extension Proxy Statement	6.1(a)
Federal Securities Laws	6.8
Incentive Plan	6.12(a)
Insurance Policies	5.22
Interim Period	6.2(a)

Term	Section
Letter of Transmittal	1.11(c)
Lock-Up Agreement	6.22(a)
Lost Certificate Affidavit	1.11(g)
Malicious Code	5.13(j)
Merger Subs	Preamble
Mergers	Recitals
Non-Party Affiliate	10.14
OFAC	3.17(c)
Off-the-Shelf Software	5.13(a)
Original Outside Date	8.1(b)
Outbound IP License	5.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PCAOB Qualified Financial Statements	6.5
PCI Data Security Standards	5.13(g)
Post-Closing Equity Plan	6.12(a)
Post-Closing Pubco Board	6.16(a)
Proxy Statement	6.12(a)
Pubco	Preamble
Pubco Unit	1.11(b)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Board Recommendation	6.12(d)
Purchaser Certificate of Merger	1.1
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(c)
Purchaser Material Contract	3.13(a)
Purchaser Merger	Recitals
Purchaser Merger Sub	Preamble
Purchaser Parties	Preamble
Purchaser Permits	3.9(a)
Purchaser Preferred Shares	3.5(a)
Purchaser Reimbursement Amount	8.2(d)
Purchaser Special Meeting	6.12(a)
Purchaser Stockholder Approval Matters	6.12(a)
Purchaser Surviving Subsidiary	1.1
Redemption	6.12(a)
Registration Statement	6.12(a)
Released Claims	9.1
Required Purchaser Stockholder Approval	7.1(a)
Requisite Regulatory Approvals	7.1(c)
SEC April Warrant Statement	3.6(a)
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)

Term	Section
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Specified Courts	10.4
Sponsor Letter Agreement	Recitals
Surviving Subsidiaries	1.2
Target Company Related Person	5.21
Termination Fee	8.2(c)
Transaction Litigation	6.10(c)
Voting Agreements	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

NEWBURY STREET ACQUISITION CORPORATION

By:
Name:
Title:

Pubco:

INFINITE REALITY HOLDINGS, INC.

By:
Name:
Title:

Purchaser Merger Sub:

INFINITY PURCHASER MERGER SUB INC.

By:
Name:
Title:

Company Merger Sub:

INFINITY NBIR COMPANY MERGER SUB INC.

By:
Name:
Title:

[Signature Page to the Merger Agreement]

The Company:

INFINITE REALITY, INC.

By:
Name:
Title:

[Signature Page to the Merger Agreement]